Exhibit 16.1

March 14, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 14, 2022 of First Community Bankshares, Inc. and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina